Exhibit 99.1

For further information:              TRADED: NYSE (IEX)
Investor Contact:
Mike Yates
Vice President, Chief Financial Officer & Chief Accounting Officer
(847) 498-7070

MONDAY, OCTOBER 17, 2016

IDEX REPORTS THIRD QUARTER RESULTS; ORDERS UP 9 PERCENT
AND SALES UP 5 PERCENT

LAKE FOREST, IL, OCTOBER 17 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended September 30, 2016.

Third Quarter 2016 Highlights

•	Orders were up 9 percent overall and up 2 percent organically

•	Sales were up 5 percent overall and down 2 percent organically

•	Reported EPS was 91 cents and adjusted EPS was 92 cents, up 3 percent

•	Cash from operations of $125 million drove free cash flow of $114 million

•	Acquired AWG Fittings and SFC Koenig for $288 million

•	Divested two non-strategic product lines in the third quarter and one in early October

Third Quarter 2016
Orders of $530 million were up 9 percent (+2 percent organic, +8 percent acquisitions/divestitures and -1 percent foreign currency translation) compared with the prior year period.

Sales of $530 million were up 5 percent (-2 percent organic, +8 percent acquisitions/divestitures and -1 percent foreign currency translation) compared with the prior year period.

Gross margin of 43.5 percent was down 80 basis points from the prior year period, primarily due to $4.6 million of pre-tax fair value inventory step-up charges related to the AWG and SFC acquisitions.

Operating income of $109 million resulted in an operating margin of 20.5 percent. Adjusted for a $2.1 million pre-tax net loss on divestitures, adjusted operating income was $111 million with an adjusted operating margin of 20.9 percent, down 60 basis points from the prior year adjusted operating margin primarily due to the fair value inventory step-up charges. Operating income drove EBITDA of $133 million which was 25 percent of sales and covered interest expense by more than 11 times.

Net income was $70 million which drove EPS of 91 cents. Adjusted for the net loss on divestitures, adjusted EPS of 92 cents increased 3 cents, or 3 percent, from prior year adjusted EPS.

“Orders grew 2 percent organically from strength in scientific and commercial markets, while industrial markets continued to face headwinds. Our team continued to execute extremely well in a challenging macro environment and our businesses are positioned to continue to perform. This performance is reflected in our strong third quarter cash conversion of 163 percent of net income and adjusted EPS of 92 cents, which includes 4 cents of fair value inventory step-up charges and a higher than expected effective tax rate, partially offset by favorable foreign exchange.

During the quarter, we deployed significant capital and resources to expand and optimize our portfolio. We completed the acquisitions of AWG and SFC, perfect complements to our Fire & Rescue and Sealing platforms. Year-to-date, we have deployed over $500 million on three strategic acquisitions and more recently, we have divested three non-strategic product lines. We will continue to use our healthy balance sheet and cash flow to invest aggressively in organic growth, fund disciplined M&A, pay consistent shareholder dividends and opportunistically repurchase stock.

In the face of continued market softness we expect to close out 2016 with solid execution and anticipate fourth quarter EPS of 92 to 94 cents. For the full year, we project total sales to be up 5 percent with organic revenue down 1 percent. Despite fourth quarter pressure from our recent product line divestitures and the SFC acquisition, including a 5 cent impact from the remaining fair value inventory step-up charge, we are maintaining the midpoint of our adjusted full year EPS guidance of $3.72 to $3.74, up 5 percent from the prior year.”

Andrew K. Silvernail
Chairman and Chief Executive Officer

Third Quarter 2016 Segment Highlights

Fluid & Metering Technologies

•	Sales of $208 million reflected a 2 percent decrease compared to the third quarter of 2015 (flat organic, -1 percent divestitures and -1 percent foreign currency translation).

•
Operating income of $56 million was $6 million higher than the prior year adjusted operating income. Operating margin of 26.7 percent represented a 340 basis point increase compared with the prior year adjusted operating margin primarily due to a $2.5 million pre-tax fair value inventory step-up charge included in the prior year.

•	EBITDA of $63 million resulted in an EBITDA margin of 30.2 percent, a 340 basis point increase compared with prior year adjusted EBITDA.

Health & Science Technologies

•	Sales of $184 million reflected a 1 percent decrease compared to the third quarter of 2015 (-1 percent organic, +2 percent acquisitions and -2 percent foreign currency translation).

•
Operating income of $37 million was $3 million lower than the prior year adjusted operating income. Operating margin of 20.3 percent represented a 140 basis point decrease compared with the prior year adjusted operating margin primarily due to the $2.9 million pre-tax fair value inventory step-up charge related to the SFC acquisition.

•	EBITDA of $49 million resulted in an EBITDA margin of 26.6 percent, a 160 basis point decrease compared with prior year adjusted EBITDA.

Fire & Safety/Diversified Products

•	Sales of $139 million reflected a 30 percent increase compared to the third quarter of 2015 (-6 percent organic, +38 percent acquisition and -2 percent foreign currency translation).

•
Operating income of $32 million was $1 million lower than the prior year adjusted operating income. Operating margin of 23.2 percent represented a 750 basis point decrease compared with the prior year adjusted operating margin primarily due to the dilutive impact of the 2016 acquisitions and the $1.7 million pre-tax fair value inventory step-up charge related to the AWG acquisition.

•	EBITDA of $36 million resulted in an EBITDA margin of 26.1 percent, a 620 basis point decrease compared with prior year adjusted EBITDA.

For the third quarter of 2016, Fluid & Metering Technologies contributed 39 percent of sales, 44 percent of operating income and 43 percent of EBITDA; Health & Science Technologies accounted for 35 percent of sales, 30 percent of operating income and 33 percent of EBITDA; and Fire & Safety/Diversified Products represented 26 percent of sales, 26 percent of operating income and 24 percent of EBITDA.

Fourth Quarter Pension Settlement
IDEX has implemented a program offering certain former U.S. employees with a vested pension benefit an option to take a one-time lump sum distribution rather than future monthly pension payments. Payments will be made from the retirement plans during the fourth quarter of 2016. This action is expected to reduce IDEX’s pension benefit obligations by approximately $8 million by December 31, 2016.

This is part of IDEX’s overall plan to de-risk its pension plans and will not materially impact the plans’ funded status, materially impact future pension expense, or require additional contributions to the plans. Based on the estimated number of participants, IDEX expects to recognize a pretax pension settlement charge in the range of $3 million to $6 million in the fourth quarter of 2016. This settlement charge is excluded from our fourth quarter and full year guidance.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics in order to provide investors with better insight and increased transparency while also allowing for a more comprehensive understanding of the financial information used by management in its decision making. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.

•
Organic orders and sales are calculated according to U.S. GAAP excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.

•	Adjusted operating income is calculated as operating income plus restructuring expenses plus or minus the net loss or gain on sale of businesses.

•	Adjusted operating margin is calculated as adjusted operating income divided by net sales.

•	Adjusted net income is calculated as net income plus restructuring expenses plus or minus the loss or gain on sale of businesses, net of the statutory tax expense or benefit.

•
EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconciled EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.

•	Adjusted EBITDA is calculated as EBITDA plus restructuring expenses plus or minus the loss or gain on sale of businesses.

•	Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 3: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,	
	2016	**2015**	**2016**	**2015**
Reported net income	**$ 69,873**	$ 79,505	**$ 213,762**	$ 215,044
+Restructuring expenses	**-**	4,723	**-**	4,723
+Tax impact on restructuring expenses	**-**	(1,638)	**-**	(1,638)
+Net loss (gain) on sale of businesses	**2,067**	(18,070)	**2,067**	(18,070)
+Tax impact on net loss (gain) on sale of businesses	**(1,467)**	4,839	**(1,467)**	4,839
Adjusted net income	**$ 70,473**	$ 69,359	**$ 214,362**	$ 204,898
Reported EPS	**$ 0.91**	$ 1.02	**$ 2.78**	$ 2.75
+Restructuring expenses	**-**	0.06	**-**	0.06
+Tax impact on restructuring expenses	**-**	(0.02)	**-**	(0.02)
+Net loss (gain) on sale of businesses	**0.03**	(0.23)	**0.03**	(0.23)
+Tax impact on net loss (gain) on sale of businesses	**(0.02)**	0.06	**(0.02)**	0.06
Adjusted EPS	**$ 0.92**	$ 0.89	**$ 2.79**	$ 2.62
Diluted weighted average shares	**76,880**	77,646	**76,742**	78,266

Table 4: Reconciliations of EBITDA to Net Income (in thousands)

	For the Three Months Ended September 30,									
	2016					2015				
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Operating income (loss)	$ 55,600	$ 37,204	$ 32,189	$ (16,136)	$ 108,857	$ 46,910	$ 38,371	$ 32,536	$ 3,996	$ 121,813
- Other (income) expense - net	(136)	(375)	(498)	(1,355)	(2,364)	(82)	(877)	(247)	513	(693)
+ Depreciation and amortization	7,168	11,163	3,584	277	22,192	7,311	11,179	1,513	374	20,377
EBITDA	62,904	48,742	36,271	(14,504)	133,413	54,303	50,427	34,296	3,857	142,883
- Interest expense					11,913					10,229
- Provision for income taxes					29,435					32,772
- Depreciation and amortization					22,192					20,377
Net income					$ 69,873					$ 79,505
Net sales (eliminations)	$208,335	$183,564	$138,767	$ (310)	$ 530,356	$212,101	$184,893	$107,009	$ (212)	$ 503,791
Operating margin	26.7 %	20.3 %	23.2 %	n/m	20.5 %	22.1 %	20.8 %	30.4 %	n/m	24.2 %
EBITDA margin	30.2 %	26.6 %	26.1 %	n/m	25.2 %	25.6 %	27.3 %	32.0 %	n/m	28.4 %

	For the Nine Months Ended September 30,									
	2016					2015				
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Operating income (loss)	$160,866	$119,028	$ 91,709	$ (47,213)	$ 324,390	$154,665	$117,888	$ 91,180	$ (30,254)	$ 333,479
- Other (income) expense - net	(350)	(1,505)	(1,342)	(1,785)	(4,982)	(894)	(347)	(1,091)	743	(1,589)
+ Depreciation and amortization	22,011	33,044	8,316	953	64,324	20,321	31,874	4,574	1,205	57,974
EBITDA	183,227	153,577	101,367	(44,475)	393,696	175,880	150,109	96,845	(29,792)	393,042
- Interest expense					33,607					31,410
- Provision for income taxes					82,003					88,614
- Depreciation and amortization					64,324					57,974
Net income					$ 213,762					$ 215,044
Net sales (eliminations)	$641,988	$556,475	$384,996	$ (835)	$1,582,624	$645,642	$552,418	$325,572	$ (2,762)	$1,520,870
Operating margin	25.1 %	21.4 %	23.8 %	n/m	20.5 %	24.0 %	21.3 %	28.0 %	n/m	21.9 %
EBITDA margin	28.5 %	27.6 %	26.3 %	n/m	24.9 %	27.2 %	27.2 %	29.7 %	n/m	25.8 %

Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 18, 2016 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President, Chief Financial Officer and Chief Accounting Officer Mike Yates will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13620008.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K filed with the SEC and the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION

Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2016	2015	2016	2015
Net sales	$ 530,356	$ 503,791	$ 1,582,624	$1,520,870
Cost of sales	299,467	280,531	884,342	839,954
Gross profit	230,889	223,260	698,282	680,916
Selling, general and administrative expenses	119,965	114,794	371,825	360,784
Restructuring expenses	-	4,723	-	4,723
Net loss (gain) on sale of businesses	2,067	(18,070)	2,067	(18,070)
Operating income	108,857	121,813	324,390	333,479
Other (income) expense - net	(2,364)	(693)	(4,982)	(1,589)
Interest expense	11,913	10,229	33,607	31,410
Income before income taxes	99,308	112,277	295,765	303,658
Provision for income taxes	29,435	32,772	82,003	88,614
Net income	$ 69,873	$ 79,505	$ 213,762	$ 215,044
Earnings per Common Share [(a)]*:*				
Basic earnings per common share	$ 0.92	$ 1.03	$ 2.81	$ 2.77
Diluted earnings per common share	$ 0.91	$ 1.02	$ 2.78	$ 2.75
Share Data:				
Basic weighted average common shares outstanding	75,819	76,831	75,753	77,431
Diluted weighted average common shares outstanding	76,880	77,646	76,742	78,266

Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2016	December 31, 2015
Assets		
Current assets		
Cash and cash equivalents	$ 239,397	$ 328,018
Receivables - net	287,329	260,000
Inventories	276,013	239,124
Other current assets	54,614	35,542
Total current assets	857,353	862,684
Property, plant and equipment - net	261,092	240,945
Goodwill and intangible assets	2,125,322	1,684,366
Other noncurrent assets	18,697	17,448
Total assets	$ 3,262,464	$2,805,443
Liabilities and shareholders' equity		
Current liabilities		
Trade accounts payable	$ 117,430	$ 128,911
Accrued expenses	160,816	153,672
Short-term borrowings	1,171	1,087
Dividends payable	25,940	25,927
Total current liabilities	305,357	309,597
Long-term borrowings	1,099,601	839,707
Other noncurrent liabilities	302,763	212,848
Total liabilities	1,707,721	1,362,152
Shareholders' equity	1,554,743	1,443,291
Total liabilities and shareholders' equity	$ 3,262,464	$2,805,443